SEARS, ROEBUCK AND CO.
                                SEARS TOWER
                          CHICAGO, ILLINOIS 60684

                              March 22, 1995

                                                        EDWARD A. BRENNAN
                                                      Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the Company's 1995 annual meeting on Thursday, May 11, 1995.

The meeting will begin promptly at 10:00 a.m. in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard in Chicago, Illinois.

The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

[SIGNED]

Edward A. Brennan


                          SEARS, ROEBUCK AND CO.
                                SEARS TOWER
                          CHICAGO, ILLINOIS 60684

                              March 22, 1995

                                                           DAVID SHUTE
                                                      Senior Vice President
                                                          General Counsel
                                                           and Secretary

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Sears, Roebuck and Co. will be held in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard, Chicago, Illinois, on Thursday, May 11, 1995, at 10:00 a.m., for the following purposes:

     1. to elect 4 directors in Class A for terms expiring at the 1998 annual meeting of shareholders and one director in Class B for a term expiring at the 1996 annual meeting of shareholders;

     2. to vote on the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 1995;

     3.   to vote on shareholder proposals, if presented, concerning:

          a)   high-performance workplace;

          b)   de-classifying the Board of Directors;

          c) submitting incentive compensation performance measures for annual shareholder vote; and

     4. to transact such other business as may properly come before the meeting.

The Board of Directors has amended Article III of the By-Laws of the Company relating to the Nominating Committee, to: a) provide that the Committee shall recommend to the Board the composition of the Committee; b) expand the number of senior officers whose election is to be recommended to the Board by the Committee; c) eliminate the requirement that the Committee recommend Trustees of The Savings and Profit Sharing Fund of Sears Employees and review the Fund's voting materials, and d) add a requirement that the Committee annually assess the performance of the Board; and relating to the Compensation Committee, to: y) provide that the Committee make recommendations to the Board with respect to the compensation of directors; and z) reflect in the By-Laws that the Committee reviews the compensation of the Chief Executive Officer. A summary of the amended By-Laws is set forth on page 5 of the enclosed proxy statement. The text of
Article III is attached in Appendix A.

By Order of the Board of Directors,

[SIGNED]

David Shute
Secretary

                          YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it promptly in the envelope provided, which requires no postage if mailed in the United States.


Sears, Roebuck and Co.
Proxy Statement
March 22, 1995

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sears, Roebuck and Co. for the annual meeting of shareholders to be held on May 11, 1995. Only shareholders of record at the close of business on March 22, 1995 are entitled to notice of and to vote at the meeting. There were 387,847,075 common shares outstanding and entitled to vote on that date.

The Company is mailing its annual report for the year ended December 31, 1994 together with this proxy statement and the enclosed proxy commencing on March 24, 1995, to shareholders entitled to vote at the annual meeting.

By notice dated February 16, 1995, the Company established March 20, 1995 as the Exchange Date for the Company's Series A Mandatorily Exchangeable Preferred Shares (``PERCS''(trademark)). Consequently, all depositary receipts related to PERCS were required to be exchanged for common shares of the Company on such date and thereafter, holders who did not exchange their depositary receipts have no voting rights until they exchange their depositary receipts for common shares.

Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. There are no state-prescribed requirements that shareholders must satisfy prior to making use of cumulative voting. On all other matters, shareholders are entitled to one vote per share.

When you sign and return the enclosed proxy, the shares represented thereby (including whole shares which are held for your account in the Sears, Roebuck and Co. Dividend Reinvestment and Share Purchase Plan) will be voted for the nominees for director listed in Class A and Class B on page 2, for the proposal set forth in Item 2 and against the proposals set forth in Item 3 in the Notice of Meeting, unless otherwise indicated on the proxy. The enclosed proxy also permits you to vote your shares cumulatively for the election of directors, to withhold authority for one or more nominees, and to vote against the approval of auditors. The enclosed proxy also gives the proxy holders discretion to vote shares cumulatively for the election of directors and for less than the entire number of nominees if they believe such action is desirable in order to maximize the number of such nominees elected.

Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice prior to the meeting to Corporate Election Services, Inc., First & Market Building, 100 First Ave., Suite 400, Pittsburgh, PA 15222-1507. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

Participants in The Savings and Profit Sharing Fund of Sears Employees (``the Profit Sharing Fund'') who receive this proxy statement in their capacity as such participants will be receiving a voting instruction form in lieu of a proxy.

The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. The Company knows of no specific matter to be brought before the meeting that is not referred to in the Notice of Meeting or this proxy statement. However, if proposals of shareholders that are not included in this proxy statement are presented at the meeting the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission permit the proxies solicited pursuant to this proxy statement to confer discretionary authority with respect to matters of which the Company did not know a reasonable time before the meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Approval of Items 2 and 3 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. The holders of one-third of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.

In connection with all meetings of shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a shareholder are kept confidential, except that disclosure may be made (i) to allow the independent election inspectors to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. The tabulator and the inspectors are independent of the Company, its directors, officers and employees. Comments written on proxies, consents or ballots, may be transcribed and provided to the Secretary of the Company with the name and address of the shareholder without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Information concerning which shareholders have not voted and periodic status reports on the aggregate vote, including break-downs of vote totals by different types of shareholders, provided that the Company is not able to determine how a particular shareholder voted, may be made available to the Company if the Company so requests.

Item 1: Election of Directors

The Board of Directors consists of three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes B and C are serving terms expiring at the annual meeting of shareholders in 1996 and 1997, respectively.

The directors in Class A, whose terms expire at the 1995 annual meeting of shareholders, are Warren L. Batts, Nancy C. Reynolds and Clarence B. Rogers, Jr. Arthur C. Martinez was elected a director by the Board effective February 7, 1995 for a term expiring at the annual meeting, and has been nominated to serve in Class A. Dorothy A. Terrell was elected a director by the Board effective March 10, 1995 for a term expiring at the annual meeting, and has been nominated to serve in Class B.

Information as to each nominee and as to directors continuing in Classes B and C follows:

NOMINEES FOR DIRECTOR
Class A: Terms Expiring at 1998
Annual Meeting of Shareholders

Warren L. Batts
Chairman and Chief Executive Officer of Premark International, Inc. (consumer and commercial products) since September 1986, Mr. Batts is also a director of The Allstate Corporation, Cooper Industries, Inc. and Sprint Corporation. He is also a Trustee of the Art Institute of Chicago, Children's Memorial Hospital of Chicago and Northwestern University.
Chairman: Finance Committee.
Member: Audit Committee, Executive Committee and Nominating Committee. Director since 1986. Age 62.
Common shares: owned-1,600.
Deferred common share equivalents: 21,015*.

Arthur C. Martinez
Chairman and Chief Executive Officer of the Merchandise Group of the Company since September 1992, Mr. Martinez previously served as Vice Chairman and a director of Saks Fifth Avenue from August 1990 to August 1992, and as Senior Vice President and a director of Batus, Inc. from January 1987 until August 1990. Mr. Martinez is also a director of Ameritech.
Member: Executive Committee.
Director since 1995. Age 55.
Common shares: owned-107,374; subject to option-67,348.

Nancy C. Reynolds
Senior Consultant to The Wexler Group, a unit of Hill and Knowlton, Inc., since August 1992, Mrs. Reynolds was Vice Chairman of The Wexler Group and Senior Vice President of Hill and Knowlton Public Affairs Worldwide (a public affairs consulting firm in Washington, D.C.) from August 1990 until August 1992. Mrs. Reynolds was Vice Chairman of Wexler, Reynolds, Fuller, Harrison & Schule, Inc. from February 1989 until its merger into Hill and Knowlton, Inc. in August 1990. Mrs. Reynolds is also a director of The Allstate Corporation, Norrell Corporation, The Wackenhut Corporation, The National Park Foundation, and a Trustee of The Smithsonian's National Museum of the American Indian.
Chairman: Public Issues Committee.
Member: Audit Committee and Finance Committee.
Director since 1982. Age 67.
Common shares: owned-1,400.

Clarence B. Rogers, Jr.
Chairman and Chief Executive Officer of Equifax Inc. (information-based administrative services) since October 1992. Mr. Rogers was President and Chief Executive Officer of Equifax Inc. from October 1989 until October 1992. Previously, he served as Senior Vice President of IBM Corporation. He is also a director of Briggs & Stratton Corporation, Dean Witter, Discover & Co., and Equifax Canada Inc.
Chairman: Compensation Committee.
Member: Executive Committee, Intercompany Transactions Committee, Nominating Committee and Public Issues Committee.
Director since 1980. Age 65.
Common shares: owned-4,696.
Deferred common share equivalents: 25,342*.

Class B: Term Expiring at 1996
Annual Meeting of Shareholders

Dorothy A. Terrell
President of SunExpress, Inc. (operating company of Sun Microsystems, Inc., a leading supplier of open network computing products and services) and Corporate Executive Officer of Sun Microsystems, Inc. since August, 1991. Ms. Terrell previously served as a Group Manager in Digital Equipment Corporation from October, 1987 to July, 1991. She is a member of the board of directors of General Mills, Inc., Massachusetts Technology Development Corporation and The Computer Museum. Her professional affiliations include The Boston Club and the Massachusetts Governor's Council on Economic Growth and Technology.
Member: Audit Committee, Finance Committee and Public Issues Committee. Director since 1995. Age 49.
Common shares: owned-*.
* Ms. Terrell was not a director of the Company on January 31, 1995, the date as of which ownership of Sears common shares by directors is provided in this proxy statement. Shortly before her election to the Board on March 10, 1995, Ms. Terrell purchased 250 Sears common shares.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

Class B: Terms Expiring at 1996
Annual Meeting of Shareholders

William E. LaMothe
Chairman of the Board and Chief Executive Officer of Kellogg Company (a manufacturer and marketer of convenience food products) from December 1979 until his retirement on December 31, 1991, Mr. LaMothe has served as Chairman Emeritus of Kellogg Company since January 1, 1992. Mr. LaMothe is also a director of The Allstate Corporation, Kellogg Company, and The Upjohn Company, and is a Trustee of the W. K. Kellogg Foundation and the W.
K. Kellogg Foundation Trust.
Member: Audit Committee, Compensation Committee and Public Issues
Committee.
Director since 1992. Age 68.
Common shares: owned-2,100.

Michael A. Miles
Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (a holding company engaged primarily in the manufacture and sale of various consumer products) from September 1991 until his retirement in July 1994, Mr. Miles served as Deputy Chairman of Philip Morris Companies Inc. from April 1991 to August 1991. He previously served as Chairman and Chief Executive Officer of Kraft General Foods, Inc. and Vice Chairman of Philip Morris Companies Inc. from December 1989 to March 1991. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (a holding company with interests in electronics, aerospace, publishing and other industries). He is also a director of Dean Witter, Discover & Co., Dell Computer Corp. and Time Warner Inc. and a member of the International Advisory Committee of Chase Manhattan Bank. Mr. Miles is also a Trustee of Northwestern University.
Chairman: Intercompany Transactions Committee.
Member: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.
Director since 1992. Age 55.
Common shares: owned-1,171.
Deferred common share equivalents: 3,757*.

Donald H. Rumsfeld
Mr. Rumsfeld is currently in private business. He served as Chairman and Chief Executive Officer of General Instrument Corporation (an electronics company) from October 1990 until August 1993 and as President of General Instrument Corporation from April 1992 until August 1993. Mr. Rumsfeld was senior advisor to William Blair & Co. (an investment banking firm) from October 1985 until October 1990. He is also a director of The Allstate Corporation, Amylin Pharmaceuticals Inc., Gilead Sciences, Inc., Kellogg Company, Metricom, Inc. and Tribune Company. Mr. Rumsfeld served as Personal Representative of the President of the United States in the Middle East from November 1983 to May 1984 and was on leave of absence as a director during this period.
Chairman: Nominating Committee.
Member: Executive Committee, Compensation Committee and Finance Committee. Director since 1977. Age 62.
Common shares: owned-4,600.
Deferred common share equivalents: 12,884*.

Class C: Terms Expiring at 1997
Annual Meeting of Shareholders

Edward A. Brennan
Chairman of the Board of Directors and Chief Executive Officer of Sears, Roebuck and Co. since January 1986 and President since January 1, 1989, Mr. Brennan is also a director of The Allstate Corporation, Dean Witter, Discover & Co., Minnesota Mining and Manufacturing Company and AMR Corporation.
Chairman: Executive Committee.
Member: Finance Committee.
Director since 1978. Age 61.
Common shares: owned-136,126; subject to option-585,586.

Hall Adams, Jr.
Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising agency) from January 1987 until his retirement on January 1, 1992, Mr. Adams is also a director of The Dun & Bradstreet Corporation, McDonald's Corporation and Junior Achievement and a Trustee of Rush-Presbyterian St. Luke's Medical Center.
Member: Audit Committee, Intercompany Transactions Committee, Nominating Committee and Public Issues Committee.
Director since 1993. Age 61.
Common shares: owned-1,000.

James W. Cozad
Chairman and Chief Executive Officer of Whitman Corporation (a diversified consumer and commercial products company) from January 1990 until his retirement on May 9, 1992, Mr. Cozad is also a director of Eli Lilly and Company, GATX Corporation, Inland Steel Industries, Inc., Inland Steel Company, and Whitman Corporation. He is also President of the Lyric Opera of Chicago, a director of the Indiana University Foundation and a Life Trustee of the Northwestern Memorial Hospital Corporation.
Member: Compensation Committee, Finance Committee, Intercompany Transactions Committee and Public Issues Committee.
Director since 1993. Age 68.
Common shares: owned-1,000.

Sybil C. Mobley
Dean of the School of Business and Industry at Florida A&M University, Ms. Mobley is also a director of Anheuser-Busch Companies, Inc., Dean Witter, Discover & Co., Hershey Foods Corporation, Southwestern Bell Corporation and Champion International Corporation.
Chairman: Audit Committee.
Member: Finance Committee, Intercompany Transactions Committee and Public Issues Committee.
Director since 1982. Age 69.
Common shares: owned-1,255.

* Defers all fees as a director under the Company's Deferred Compensation Plan for Directors to a fund which is credited with amounts based upon the market value of and dividends on the Company's common shares. Amounts shown are as of February 28, 1995. No distributions have been made from the fund.

Security Ownership of Directors and Executive Officers:

                                                 The Allstate
                                 Sears            Corporation
                             Common Shares       Common Stock*
                              Amount and          Amount and
                               Nature of           Nature of
                              Beneficial          Beneficial
Name                         Ownership(a)        Ownership(a)

Hall Adams, Jr.                  1,000                   -
Warren L. Batts                  1,600               5,200
Edward A. Brennan              721,712(b)            3,000
James W. Cozad                   1,000                   -
William E. LaMothe               2,100               1,400
Arthur C. Martinez             174,722(c)                -
Michael A. Miles                 1,171               4,500
Sybil C. Mobley                  1,255                   -
Nancy C. Reynolds                1,400               1,200
Clarence B. Rogers, Jr.          4,696               1,000
Donald H. Rumsfeld               4,600               7,200
Jerry D. Choate                 44,229(d)           18,526(d)
James M. Denny                 243,891(e)            2,000
Wayne E. Hedien                 56,092(f)          134,472(f)
All directors and
  executive officers
  as a group                 1,340,124(g)          178,998(g)

*A majority-owned, indirect subsidiary of the Company.

(a) Direct ownership unless indicated otherwise.

(b) Includes 19,900 shares held in trust for Mrs. Brennan. Also includes 585,586 shares subject to option.

(c) Includes 67,348 shares subject to option.

(d) Includes 37,703 Sears common shares and 16,526 shares of Allstate common stock subject to option.

(e) Includes 191,612 shares subject to option.

(f) Includes 15,281 Sears common shares and 106,872 shares of Allstate common stock subject to option.

(g) Includes 957,523 Sears common shares and 123,398 shares of Allstate common stock subject to options.

Security Ownership of Certain Beneficial Owners
(as of February 6, 1995)(a)

                              Amount and Nature of       Percent
                              Beneficial Ownership:        of
Name and Address             Sears Common Shares(b)       Class

The Northern                    29,344,443 shares         8.3%
  Trust Company                 Trust, Employee
  of New York                   benefit plan
80 Broad Street
19th Floor
New York, NY 10004

The United States               19,624,336 shares (c)     5.6%
  Trust Company                 Trust, Employee
  of New York                   benefit plan
114 West 47th Street
New York,
  NY 10036-1532

(a) The Northern Trust Company of New York, Trustee under the Profit Sharing Trust (one of two trusts under the Profit Sharing Fund) held the common shares shown above on behalf of participants in the Fund and United States Trust Company of New York, Trustee under the ESOP Trust (the second of two trusts under the Profit Sharing Fund) held the common shares shown above in a suspense account.

(b) Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(c) Excludes approximately 334,880 Sears common shares held for other clients.

Except as set forth above, share ownership of nominees, directors and executive officers on pages 2, 3 and 4 is as of January 31, 1995 and includes (i) shares in which they may be deemed to have a beneficial interest, (ii) common shares held as nontransferable restricted shares awarded under the Company's 1979 Incentive Compensation Plan and 1990 Employees Stock Plan as of January 31, 1995, which are subject to forfeiture under certain circumstances, and (iii) shares credited to individual accounts in the Profit Sharing Fund.

To the knowledge of the Company, as of January 31, 1995, no director had a beneficial interest in more than .21% of the outstanding Sears common shares and all directors and executive officers together beneficially owned an aggregate of 1,340,124 Sears common shares (.38% of the outstanding shares), which included 957,523 shares subject to option. No director or executive officer had a beneficial interest in more than .03% of the outstanding common stock of The Allstate Corporation (``Allstate''), and all directors and Executive Officers together beneficially owned an aggregate of 178,998 Allstate common shares (.04% of the outstanding shares). On pages 2, 3 and 4, shares shown as ``subject to option'' are subject to employee stock options exercisable on or prior to April 1, 1995.

Further Information
Concerning the
Board of Directors

The Board of Directors held 8 meetings during 1994. The committees of the Board of Directors and the number of meetings held by each such committee in 1994 were:

                                                   Number of
          Committee                              Meetings Held
            Name                                  During 1994

          Audit Committee                              4
          Compensation Committee                       6
          Executive Committee                          0
          Finance Committee                            4
          Intercompany Transactions Committee          1
          Nominating Committee                         7
          Public Issues Committee                      1

The Nominating Committee recommends nominees for election to the Board of Directors, other committees of the Board and as certain Corporate Officers and the positions of Business Group Chairmen. The Committee will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination to the Committee. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-Laws described below.

The Company's By-Laws provide, in general, that if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, or make a nomination for the election of directors at a special meeting of shareholders, the Company must receive written notice of such intention. Excerpts from the By-Laws containing these requirements are attached in Appendix A. The deadline for shareholder nominations for directors and proposals at the annual meeting of shareholders was March 14, 1995.

The Board of Directors has amended Article III of the By-Laws relating to Committees.

The Nominating Committee reviews and recommends to the Board of Directors prior to the annual shareholders' meeting each year: (a) the appropriate size and composition of the Board of Directors; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders' meeting; and (e) nominees: (i) for election to the Board of Directors for whom the Company should solicit proxies; (ii) to serve as proxies in connection with the annual shareholders' meeting; (iii) for election to all committees of the Board of Directors ; and (iv) for election or approval as Corporate Officers and Chairmen and Chief Executive Officers and at least five others of the most senior officers of each of the Company's Business Groups. The Nominating Committee is required to annually assess the performance of the Board and review the management organization of the Company and succession plans for the Chairmen and Chief Executive Officers of the Company and its Business Groups, including consultation with the Chairman of the Board of Directors regarding the persons he or she considers qualified to fill any vacancy that may occur in such positions. In the event of any such vacancy, the Nominating Committee shall recommend to the Board of Directors a nominee to fill such vacancy.

The Audit Committee reviews with management, the Company's independent public accountants and its internal auditors, upon completion of each audit, the annual financial statements of the Company, the independent public accountants' report thereon and the other relevant financial information to be included in the Company's Annual Report on Form 10-K and its annual report to shareholders, and reports to the Board of Directors on its review. The Committee also reviews recommendations made by the independent accountants and internal auditors with respect to the Company's accounting methods and system of internal control and reports to the Board on such review. The Audit Committee recommends the appointment of independent accountants and examines and makes recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants and internal auditors. The Committee reviews reports from the independent accountants and internal auditors concerning compliance by management with legal provisions and with the Company's business conduct and ethics policies and conducts such other inquiries as are consistent with its responsibilities.

As authorized by the Board of Directors, the Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of directors and the administration of the salaries, bonuses, and other compensation to be paid to the officers of the Company, including the terms and conditions of their employment, and reviews the compensation of the Chief Executive Officer and administers all stock option and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect remuneration.

The foregoing is only a summary of the detailed provisions of certain of the By-Laws and is qualified by reference to the text thereof. Shareholders wishing to submit a nomination or proposal should review the By-Law requirements regarding nominations and proposals by shareholders and should communicate with the Secretary, Sears, Roebuck and Co., Sears Tower, 68th Floor, Chicago, Illinois 60684 for further information.

Directors' Compensation
and Benefits

The following table lists the compensation and benefits provided to directors who are not employees of the Company or its subsidiaries (``non-employee directors''). No fees are paid for serving as Chairman or as a member of the Executive Committee.

NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS

                      Cash Compensation(a)
                                   Fee for
                                  Attending     Annual
                                 Each Board,     Grant      Retire-     Life
                      Annual    Committee or   of Sears      ment     Insurance
                     Retainer      Related      Common       Plan     Coverage
                        Fee        Meeting     Shares(b)      (c)        (d)

Board Membership      $30,000      $1,100     100 Shares    $30,000   $150,000
                                                         (Continuation
                                                           of annual
                                                             Board
                                                           retainer)
Committee Chairmen:
 Audit, Compensation,
  Finance and
  Nominating
  Committees          $5,000       $1,100
 Public Issues
  Committee           $3,000       $1,100
 Intercompany
  Transactions
  Committee             -0-        $1,100

Committee Members:
 Audit, Compensation,
  Finance and
  Nominating
  Committees          $2,000       $1,100
 Public Issues
  Committee           $1,200       $1,100
 Intercompany
  Transactions
  Committee             -0-        $1,100

(a) Under the Company's Deferred Compensation Plan for Directors, non-employee directors may elect to defer directors' fees into, and are credited with amounts based on, one or more of the following accounts:
     1. The market value of and dividends on the Company's common shares (``common share equivalents'').
     2. The average interest rate payable on commercial paper issued by Sears Roebuck Acceptance Corp.
     3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested).
     4. A money market fund managed by Dean Witter Reynolds Inc.
     No director has voting or investment powers in common share equivalents. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not to exceed ten years.

(b) Granted for each full year of service as a non-employee director ending on the date of each annual meeting of shareholders. Grants are accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares.

(c) A monthly payment while living, equal to one-twelfth of the annual retainer received at time of retirement.

(d) Coverage received until the end of the calendar year of retirement as a director, with the amount of coverage being reduced by $30,000 at the beginning of each year thereafter.

Executive Compensation

The following Summary Compensation Table shows compensation information for Mr. Brennan and the four other Executive Officers most highly compensated in 1994 (the ``Named Officers''). Executive Officers are those officers considered Corporate Officers of the Company, plus the Chairman and Chief Executive Officer of the Sears Merchandise Group and the Allstate Insurance Group.

SUMMARY COMPENSATION TABLE
                                                                Long-Term Compensation
                                 Annual Compensation               Awards           Payouts
                                                    Other
                                                   Annual   Restricted  Securities               All
Name and                                          Compensa-    Stock    Underlying   LTIP       Other
Principal                   Salary       Bonus      tion      Awards     Options/   Payouts     Comp.
Position          Year        ($)       ($)(a)     ($)(b)     ($)(c)    SARs(#)(d)    ($)      ($)(e)

Edward A.
 Brennan         1994    $1,150,000(f)  $483,805   $24,000   $      -         -     $     -    $6,468
  Chairman,
   President
   and CEO       1993     1,025,000    2,050,000    20,252    500,250   212,897           0     6,296
  Sears, Roebuck
   and Co.       1992     1,025,000            0    13,671          -         -     391,206     2,095

Jerry D. Choate  1994(g)    523,478        4,943    13,764          -   112,228           -     1,890
  Chairman and
   CEO
  Allstate Insur-
   ance Group

James M. Denny   1994       700,000      273,455         -          -         -           -     6,468
 Vice Chairman   1993       650,000      739,375         -    345,000   128,876           0     6,296
 Sears, Roebuck
  and Co.        1992       562,500            0         -     85,776     7,953     102,443     2,095

Wayne E. Hedien  1994       750,000            0    16,624          -    27,528           - 1,164,390(j)
 Former Chairman
  and CEO        1993       670,000      644,875   198,963          -    83,057(i)   65,728     6,296
 Allstate Insur-
  ance Group     1992       647,500            0     4,773          -         -     175,354     2,095

Arthur C.
 Martinez        1994       931,250    1,119,496    29,376          -         -           -     6,468
  Chairman
   and CEO       1993       900,000    1,102,500    83,038          -    98,582           -   345,984
 Sears Merchan-
  dise Group     1992(h)    300,000      210,000     7,180  3,499,034   211,658           - 1,306,488

(a) 1994 bonuses for Allstate and Messrs. Brennan and Denny reflect the negative effect of the California earthquake that occurred in January of that year on the performance of Allstate and the Company.

(b) Represents certain tax gross-up payments or tax benefit rights payments.

(c) Restricted stock awards are valued at the closing Sears stock price on date of grant. Dividends are paid on restricted shares at the same rate paid to all shareholders. All grants include tax withholding rights which permit the officer to elect to have shares withheld to satisfy federal, state and local tax withholding requirements when the shares become unrestricted. On December 31, 1994 the above executives held the following shares of restricted stock valued at a year-end fair market value for Sears common shares of $46.00 per share:

                              # of Shares     Market Value on 12/31/94
     Mr. Brennan                30,269               $1,392,374
     Mr. Choate                  3,508               $  161,368
     Mr. Denny                  11,394               $  524,124
     Mr. Hedien                      0               $     -
     Mr. Martinez               64,528               $2,968,288

(d) Options granted to Messrs. Choate and Hedien in 1994 represent options on Allstate Common Stock. Also, as a result of the spin-off of Dean Witter, Discover & Co. by the Company in 1993 (the ``Dean Witter spin-off''), Sears options and restricted shares outstanding at the time of the spin-off were adjusted to account for the dilutive effect of the spin-off.

(e) These amounts represent the employers' matching contributions under the Profit Sharing Fund and, for 1994 for Messrs. Brennan, Denny and Martinez, the Company's supplemental profit sharing plan. For Mr. Martinez, in 1993 this amount also includes $69,688 in reimbursements for relocation expenses and a partial incentive payment under his employment contract of $270,000 and in 1992 the amount represents a signing bonus valued at $1,126,488 plus an incentive payment under his employment contract of $180,000 for a combined value of $1,306,488.

(f) Under new Internal Revenue Service regulations the Company may not claim a tax deduction for salary paid to the Chief Executive Officer and the next four most highly compensated officers in office at the end of the year, in excess of $1,000,000. Mr. Brennan volunteered to defer a portion of his 1994 salary until after his retirement to allow the Company to deduct the excess of his 1994 salary over $1,000,000.

(g) Mr. Choate became CEO of Allstate and an Executive Officer of Sears effective August 10, 1994 and Chairman and CEO of Allstate effective January 1, 1995 following Mr. Hedien's retirement at the end of 1994.

(h)  Mr. Martinez was hired on September 1, 1992. See page 10.

(i) 79,344 shares for Mr. Hedien represent options on Allstate common stock.

(j) In addition to the Company's matching contribution under the Profit Sharing Fund, this amount includes lump sum special award of $1,162,500. See page 10.

Stock Options

The following table is a summary of all stock options granted during 1994. Individual grants are listed separately for each Named Officer. In addition, this table shows the potential gain that could be realized if the fair market value of Sears common shares were to appreciate at either a 5% or 10% annual rate over the period of the option term.

OPTION/SAR GRANTS IN 1994
                                 Individual Grants(a)
                                  % of Total
                     Number of   Options/SARs                                Potential Realizable
                    Securities      Granted                                        Value at
                    Underlying        to       Exercise                  Assumed Annual Rates of Stock
                   Options/SARs    Employees    or Base   Expiration  Price Appreciation for Option Term
Name                Granted(#)    in 1994(b)     Price       Date            5%               10%
Edward A. Brennan           -            -           -            -               -                -

Jerry D. Choate
 Allstate Common
  Stock                12,228        2.65%      $24.75       3/8/04        $190,331         $482,335
                      100,000       21.69%       25.88      8/10/04       1,627,579        4,124,605

James M. Denny              -            -           -            -               -                -

Wayne E. Hedien
 Allstate Common
  Stock                27,528        5.97%       24.75       3/8/04         428,477        1,085,845

Arthur C. Martinez          -            -           -            -               -                -


(a) All options become exercisable in three equal annual installments with the exception of Mr. Hedien whose options all became 100% exercisable upon his retirement. All options were granted with an exercise price equal to the average fair market value of a common share on the date of grant and expire twelve years from the date of grant (or ten years in the case of options on Allstate common stock). All grants to officers include a ``reload'' feature and tax withholding rights. The ``reload'' feature permits payment of the exercise price by tendering Sears common shares or Allstate common shares where applicable, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. All of the above grants include limited stock appreciation rights which become exercisable in certain cases upon a change in control as defined on page 10.

(b) Represents percentage of options granted to all Allstate employees in 1994.

The following table shows options that were exercised during 1994 and the number of shares and the value of grants outstanding as of December 31, 1994 for each Named Officer.

AGGREGATED OPTION/SAR EXERCISES IN 1994 AND 12/31/94 OPTION/SAR VALUES
                                                  Number of Securities          Value of Unexercised,
                                                 Underlying Unexercised       In-The-Money Options/SARs
                      Shares                    Options/SARs at 12/31/94           at 12/31/94(a)
                    Acquired on      Value      Exercisable   Unexercisable   Exercisable  Unexercisable
Name                Exercise(#)   Realized($)  (# of Shares)  (# of Shares)    ($ value)     ($ value)

Edward A. Brennan          0               -      514,621        141,932       9,810,571     1,176,148

Jerry D. Choate
 Sears Common
  Shares                   0               -       37,703              0         851,510             0
 Allstate Common
  Stock                    0               -       12,450        137,128               0             0

James M. Denny             0               -      146,003         88,569       2,179,686       790,239

Wayne E. Hedien
 Sears Common
  Shares              50,000       1,367,500       31,728              0         678,240             0
 Allstate Common
  Stock                    0               -      106,872              0               0             0

Arthur C. Martinez         0               -       41,072        269,168         351,436     3,446,502


(a) Value of Sears unexercised, in-the-money options based on a fair market value of a Sears common share of $46.00, as of December 31, 1994. Allstate had no in-the-money options based on a fair market value of an Allstate common share of $23.75, as of December 31, 1994.

Pension Plan Table

                                  Years of Service
Remuneration        5         15          25         35          40

$  750,000       55,500    173,700      298,800    424,000     455,800
$1,200,000       89,200    279,700      481,300    683,000     733,900
$1,650,000      123,000    385,600      663,800    942,000   1,012,000
$2,100,000      155,900    491,600      846,200  1,199,800   1,290,100
$2,550,000      190,500    597,600    1,028,700  1,459,900   1,568,200

The Company and Allstate Insurance Group maintain basic and supplemental retirement plans which, subject to the conditions for vesting, provide retirement benefits for all full-time and certain part-time United States employees (excluding agents of Allstate covered under a separate plan), with coordinating provisions for employees who have credited years of service with the Company or its subsidiaries.

Annual retirement benefits under these retirement plans are based upon credited years of service (to a maximum of 28 years for Allstate plans, with minor adjustments for additional years of service before 1978) and average annual cash compensation computed on the basis of the individual's highest 5 successive calendar years of earnings out of the 10 years immediately preceding termination of employment (``final average annual compensation''). Only annual salary and bonus amounts such as reflected in the Summary Compensation Table on page 7 are considered in determining pension benefits. Annual retirement benefits from the basic plans may not exceed the ERISA limit (currently $120,000, except that, for individuals who had earned a pension in excess of that amount as of December 31, 1982, the ERISA limit is the amount earned as of that date up to $136,425). The unfunded supplemental retirement income plans provide for payment of the amount of the retirement benefit which exceeds the ERISA maximum and of any reduction in benefits resulting from deferrals under the Company's Deferred Compensation Plan or from changes in the manner in which benefits are calculated for certain participants. Annual retirement benefits are generally payable monthly for life and benefits accrued through December 31, 1988 are reduced by a portion of the participant's estimated social security benefits.

The table above shows aggregate annual benefits that would be payable under the Company's retirement plans based upon various assumptions as to final average annual compensation and credited years of service. It assumes retirement on December 31, 1995 at age 65 and that benefits will be payable over the participant's lifetime with no survivor benefits. The following Named Officers had the indicated number of credited years of service at December 31, 1994: Brennan (37), Denny (13), Martinez (2). In 1994, the Company added five years to Mr. Denny's continued and credited service and three years to his actual attained age for pension benefit purposes in recognition of the leadership he has given the Company. The resulting additional benefits will be paid from the Company's supplemental retirement plan. The additional five years of continuous service will also be recognized in determining Mr. Denny's eligibility for retiree medical benefits upon his retirement date. Pursuant to his employment agreement with the Company, Mr. Martinez is entitled to specified retirement benefits (see ``Employment Contracts, Termination of Employment and Change in Control Arrangements'' on page 10).

Under current Allstate retirement plan rules, participants retiring on December 31, 1995 at age 65 with 30 or more credited years of service and final average annual compensation of $1,600,000 and $750,000 would receive annual retirement benefits of $981,000 and $457,000, respectively. Messrs. Choate and Hedien had 33 and 28 credited years of service at December 31, 1994. Pursuant to Mr. Hedien's severance arrangements with Allstate, he is entitled to salary and target bonus for the year 1995 which are included as eligible compensation and service in calculating his pension benefits (See ``Employment Contracts, Termination of Employment and Change in Control Arrangements'' on page 10).

Certain executives designated by the Chairman of the Board of the Company who have been transferred at Company request from the payroll of one Business Group to that of another Business Group do not incur a reduction of retirement benefits due to the transfer. Upon retirement, such participants receive a monthly retirement amount equal to the excess, if any, of (i) the amount which would have been payable from the previous employer's pension plan had the transfer not occurred, over (ii) the amount of any pension benefits payable from any employer within one of the Company's Business Groups.

Employment Contracts, Termination of Employment and Change in Control Arrangements

On August 10, 1992, the Company and Arthur C. Martinez entered into an agreement under which Mr. Martinez was employed as Chairman and Chief Executive Officer of the Company's Merchandise Group. The agreement commenced on September 1, 1992 and terminates on August 31, 1995.

Mr. Martinez received a signing bonus of $450,000, 16,250 common shares and 15,000 restricted shares (adjusted to 19,932 shares due to the Dean Witter spin-off) which vest in three annual installments beginning on August 31, 1993 or upon termination of employment. He also received a grant of 62,500 (adjusted to 83,055 due to the Dean Witter spin-off) restricted shares which vest in five annual installments. If Mr. Martinez resigns or his employment is terminated for cause, these shares are forfeited, but they vest automatically should his employment terminate for any other reason. In addition, Mr. Martinez was granted 150,000 (adjusted to 199,339 due to the Dean Witter spin-off) option shares which vest in one installment on August 31, 1997 at an exercise price of $41.63 (adjusted to $31.33 due to the Dean Witter spin-off) and which are forfeited only if he resigns or is terminated for cause prior to vesting. A prorated portion of the options remain exercisable if Mr. Martinez dies or becomes disabled.

Mr. Martinez receives a minimum annual base salary of $900,000 and is entitled to minimum annual bonuses of $210,000 for 1992, $630,000 for 1993 and 1994 and $420,000 for 1995, provided he is employed by the Company on December 31 of each such year (or August 31, 1995, in the case of that year) or has been terminated other than for cause. Upon death or disability, such amounts will be prorated. He is also eligible for other benefits generally available to executives and employees of the Company including options and restricted stock.

Mr. Martinez was entitled to long-term incentive compensation of $180,000 for 1992 and $540,000 for 1993 (one-half paid in 1994 and one half payable in 1996), provided he was employed on December 31 of such year or had been terminated by the Company other than for cause.

Mr. Martinez will receive retirement benefits equal to those he would be entitled to under the Company's basic and supplemental retirement plans if he had been a participant in such plans as of September 1, 1992 and were fully vested. He is also entitled to a single life annuity (which may be taken in a lump sum) of $195,000 per year for life commencing at age 65 reduced by certain amounts primarily to reflect social security benefits and retirement benefits from his previous employment. The annuity benefit vests on August 31, 1995, subject to forfeiture upon resignation or termination for cause. Assuming Mr. Martinez were to continue in the Company's employ until normal retirement at age 65, and continued to receive the same salary and bonus presently specified in his employment agreement, his estimated annual retirement benefits under the Company's basic and supplemental plans would be $223,417.

Finally, pursuant to the agreement, the Company purchased from Mr. Martinez shares of Saks Holdings, Inc. Class C stock for $972,900, Mr. Martinez's purchase price for the shares, which the Company has re-sold at the same price.

In August 1994, upon Mr. Hedien's resignation as Chief Executive Officer of Allstate and his agreement, at the request of the Allstate Board of Directors, to continue as Chairman of the Board until his retirement on December 31, 1994, the Allstate Compensation and Nominating Committee and Board of Directors approved payment of a special award to Mr. Hedien upon his retirement. This award consisted of a cash payment in an amount equal to one year's salary ($750,000) plus Mr. Hedien's target bonus under the Company's Annual Executive Incentive Compensation Plan ($412,500). This award was paid to Mr. Hedien in January 1995. Mr. Hedien will also be eligible for a bonus, if any, under the terms of the Company's Long-Term Executive Incentive Compensation Plan for cycle years 1993-1995, any such bonus to be pro-rated based on Mr. Hedien's participation during the years 1993 and 1994. Any such bonus would be payable to Mr. Hedien in the first quarter of 1996. In addition, the Committee agreed to fully vest on December 31, 1994 unvested stock options for 80,424 shares of Allstate stock granted to Mr. Hedien under Allstate's Equity Incentive Plan.

In general, (i) the Company may terminate options granted under the Company's 1990 and 1994 Employees Stock Plans (the ``1990 and 1994 Plans''), as well as those granted under the Company's 1978 Employes Stock Plan, 1982 Employees Stock Plan and 1986 Employees Stock Plan (the ``Plans'') in the event of a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of the Company (an ``extraordinary corporate transaction'') and, in the case of the 1978, 1982 and 1986 Plans, may, and, in the case of the 1990 and 1994 Plans, shall, make appropriate and equitable provision with respect to participants' rights, by one of the following means in the case of options under the 1990 and 1994 Plans which have been outstanding for at least six months: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights, and (ii) in the event of a ``change in control'' of the Company, all rights under options under the 1990 and 1994 Plans which have been outstanding for at least six months will immediately become exercisable. A change in control means, in general (and subject to certain exceptions such as acquisitions by or from the Company or by employee benefit plans of the Company, and transactions in which existing shareholders maintain effective control), an acquisition of 20% or more of the Company's outstanding common shares, a change in the majority of the directors of the Company which is not approved by a majority of the incumbent directors, or approval by the shareholders of an extraordinary corporate transaction. Under the 1990 and 1994 Plans, in general, options include limited stock appreciation rights exercisable during the period of sixty days following a change in control of the Company (but not less than six months after the date of grant).

Restricted shares have been granted to certain officers and key employees under the Company's 1979 Incentive Compensation Plan (the ``1979 Plan'') and the 1990 Plan. Restricted shares generally are exchangeable for unrestricted shares in seven years (in the case of the 1979 Plan) or five years (in the case of the 1990 Plan). Restricted shares become unrestricted upon normal retirement at age 65 and upon early retirement after age 60 with Company approval. Under current Compensation Committee guidelines and subject to individual circumstances, upon early retirement prior to age 60, restricted shares are unrestricted pro rata based on the number of full months since the date of grant divided by the original restriction period. In addition, restricted shares granted under the 1990 Plan become unrestricted upon a change in control. Generally, unrestriction is subject to a minimum vesting period of one year in the case of the 1979 Plan and six months in the case of the 1990 Plan.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graphs on pages 14 and 15 shall not be incorporated by reference into any such filings.

Report of the Compensation Committee

The Compensation Committee (the ``Committee''), composed of independent, non-employee directors, makes recommendations to the Board of Directors (the ``Board'') regarding the administration of compensation for Executive Officers (``Officers'') and the terms and conditions of their employment. The Committee also administers employee stock plans and certain other benefit plans. The compensation of Mr. Hedien and Mr. Choate is determined by The Allstate Corporation (see: Mr. Hedien and Mr. Choate's Compensation'' on page 13).

Compensation Philosophy

The Committee and the Board believe that the compensation of the Chief Executive and other Officers should be aligned with the performance of the Company and the value that is created for its shareholders. The Committee and the Board also believe that compensation must be competitive. Officer compensation programs have been designed to provide competitive financial rewards for successfully meeting the Company's goal of maximizing return to shareholders.

To align pay with performance, a majority of compensation for Officers is contingent upon the financial performance of the Company and the long-term appreciation in the market value of Sears common shares. Officers' ``Total Compensation Opportunity'' includes base salary, an annual incentive and long-term incentives. Long-term incentives include a cash performance plan tied to return on equity and earnings goals of the Company and its Business Groups, measured over three-year performance cycles. In addition, stock options are used to provide a link to the market value of Sears common shares. Management's ability to meet or exceed the Company's goal to create greater value for shareholders determines the extent to which the compensation opportunity for each Officer will be realized.

The concept of Total Compensation Opportunity emphasizes all components of pay, as the combined total compensation provided to an executive, and is a key concept in how the Committee monitors compensation policy. Periodically, the Committee reviews the Total Compensation Opportunity for each Officer to help ensure that the target for pay is competitive. This evaluation focuses upon an analysis of competitive market data for a select group of companies. The objective of the analysis is to set compensation at the median level of pay for similar employers including all components of pay. Median level of pay assumes target level performance. If performance is above established targets, total compensation may be above median, and if performance is below, it may be less. The review is based on data collected and analyzed by a national, independent compensation consulting firm.

Companies chosen for the competitive analysis are selected based on one or more of the following criteria: similarities in their primary line of business, scope of operation, annual revenue, and market capitalization. This includes firms that compete in the Company's primary lines of business, in addition to companies with which the Committee believes the Company competes for executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns. Therefore, although some companies are included in both groups, the compensation peer group is not identical to the companies included in the peer group indices used for the Performance Graphs on pages 14 and 15.

Base Salary

Officers' base salaries are reviewed annually by the Committee. The Committee evaluates management's recommendations based on the results achieved by each Officer relative to that Officer's assigned responsibilities, as well as competitive salary practices of other similar employers.

Mr. Brennan's last increase in base salary prior to 1994 was in January, 1992. During 1993, Mr. Brennan oversaw the complex and highly successful repositioning of the Company. In recognition of these achievements, and to bring his salary up to the median competitive level, Mr. Brennan received an increase effective January, 1994. His salary was increased to $1,150,000, which represents a 6.1% increase on an annualized basis. Even after this increase, Mr. Brennan's salary remains slightly below the median.

In addition to the required 5-year graph on page 14, a 3-year graph has also been provided on page 15 to indicate the more recent positive impact the restructuring has had on return to shareholders.

Annual Incentive

Annual incentives are designed to provide Officers with a potential cash reward based on the achievement of annual financial objectives. These objectives are approved by the Committee and the Board at the beginning of each year and are based upon financial plans approved by the Board. Relative to the approved financial objectives, a performance threshold benchmark is established, which must be attained before any award can be paid. In addition, a performance maximum benchmark is established, which identifies the performance level, if met or exceeded, at which the maximum award will be earned. Under the Annual Incentive Compensation Plan the Committee may use its discretion only to decrease awards to participants who are covered employees under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Each Officer has a target incentive which is set at the median competitive level.

For Corporate Officers annual incentives for 1994 were based on a weighted average of the Sears Merchandise Group net income results and the Allstate Insurance Group operating earnings per share results. Weightings, which were determined using the average equity of each business group, were 35.1% for the Merchandise Group and 64.9% for the Allstate Insurance Group. The combined weighted average actual results were above threshold performance but below target performance. Based solely on these financial results, awards for Messrs. Brennan and Denny were less than target opportunity with no discretionary adjustment while awards to all other Corporate Officers included a discretionary adjustment. The California earthquake had a significant impact on the performance payout for Allstate officers which also affected the awards paid to Messrs. Brennan and Denny and all other Corporate Officers.

For Mr. Martinez, his annual incentive for 1994 was based on the net income results for the Merchandise Group. The financial performance for the Merchandise Group exceeded target and was only slightly below the maximum performance benchmark for 1994. Mr. Martinez was paid a bonus based solely on the Merchandise Group financial performance and included no discretionary adjustment.

Long-Term Incentives

The long-term incentive program consists of a Cash Performance Plan and Stock Options. The program is designed to emphasize the Company's commitment to reach and maintain a competitive rate of return on equity and achieve long-term growth in earnings - critical factors for assuring creation of value for shareholders. In addition, the long-term program encourages equity ownership through stock options to align the interests of management with those of shareholders. The long-term incentive program is designed to exclude any discretionary adjustments; however, the Committee retains the right to amend, modify or terminate the program at any time.

Cash Performance Plan

The cash incentive portion of the program is tied directly, and solely, to the Company's financial performance. The performance periods, or cycles, cover three years with a new cycle beginning every other year. A new performance cycle was originally scheduled to begin in 1995, but due to the development of modifications to the cash performance plan for the next cycle, a new performance cycle has been postponed and will now begin in 1996. There were no cash incentives awarded or granted in 1994.

Stock Options

To establish a link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, Officers receive grants of stock options at the beginning of each long-term performance cycle. The size of each award is determined based on a target stock option incentive opportunity which is set at the median competitive level.

Options are not fully exercisable until three years following the date of grant to reinforce a long-term perspective and to help retain valued executives. Options are granted at the market value of Sears common shares on the date of grant, thus providing a reward only for future stock appreciation. There were no stock options granted to Executive Officers in 1994 with the exception of Allstate officers under the Allstate long-term incentive plan.

$1,000,000 Limit On Tax Deductible Compensation

As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, a limit was created for the deductibility of compensation paid to certain Officers. These Officers are the Chief Executive and the next four most highly compensated Officers in office at the end of the year. Compensation paid to these Officers in excess of $1,000,000, that is not performance-based, cannot be claimed by the Company as a tax deduction.

It is the Committee's intention to continue to utilize performance-based compensation, which should minimize the effect of these new regulations. However, the Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary in some circumstances.

Base salary does not qualify as performance-based compensation under the IRS regulations. Since Mr. Brennan's salary is in excess of $1,000,000, he volunteered to defer the receipt of a portion of his 1994 and 1995 base salary until after his retirement, which will allow the Company to deduct the excess of Mr. Brennan's salary over $1,000,000 upon payment of his deferred salary after his retirement.

Mr. Hedien and Mr. Choate's Compensation

Messrs. Wayne E. Hedien, former Chairman and Chief Executive Officer and Jerry D. Choate, current Chairman and CEO of the Allstate Insurance Group of the Company and of The Allstate Corporation (``Allcorp''), the principal subsidiary of the Group which is listed on the New York Stock Exchange, have been or are Executive Officers of the Company. Allcorp was a wholly-owned subsidiary of Sears prior to June 9, 1993, when 19.9% of Allcorp's outstanding shares was sold in an initial public offering with the Company retaining ownership of the remaining shares.

During the period prior to the initial public offering, Mr. Hedien and Mr. Choate's compensation was subject to the same requirements that relate to the other Named Officers of the Company and, accordingly, was reviewed by the Company's Compensation Committee and Board of Directors. The compensation of Messrs. Hedien and Choate has been determined by the Compensation and Nominating Committee and Board of Directors of Allcorp.

Six of the nine directors of Allcorp are either directors or Corporate Officers of the Company. Of the four members of Allcorp's Compensation and Nominating Committee, three are also directors of the Company.

The Committee and the Company's Board of Directors review the compensation of Mr. Hedien and Mr. Choate and certain senior officers of Allstate Insurance Group (who are not officers of the Company) to determine whether the compensation objectives of Allcorp and the implementation thereof are compatible with those of the Company. No changes to compensation for 1994 resulted from such review. Other than as described above, neither the Compensation Committee nor the Board of Directors of the Company is responsible for setting the compensation of Messrs. Hedien or Choate.

Conclusion

The Committee believes that these policies and programs are competitive and effectively align executive compensation with the Company's goal of maximizing the return to shareholders.

COMPENSATION COMMITTEE:

Clarence B. Rogers, Jr. (Chairman)           Michael A. Miles
James W. Cozad                               Donald H. Rumsfeld
William E. LaMothe

Performance Graphs

The following five-year graph compares the performance of Sears common shares with that of the S&P 500, S&P Retail Store Composite and a Composite of the S&P Property-Casualty Insurance Index and the S&P Multi-Line Insurance Index.

Since the Company has undertaken a number of initiatives during the past three years to reposition the organization, an additional performance graph has been included (see chart on following page). The three-year graph emphasizes the positive impact of the Company's recent repositioning on the total return to shareholders.

The three-year graph contains the same elements as the five-year graph. The graphs plot the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
December 1989 through December 1994
Sears vs. Published and Composite Indices

[5 Year Total Graph]
                       1989     1990     1991     1992      1993     1994

Sears**                $100     $ 71     $112     $140      $219     $197
S&P 500                $100     $ 97     $126     $136      $150     $152
S&P Retail             $100     $100     $159     $186      $179     $163
Insurance Composite    $100     $ 88     $114     $132      $140     $147

Note: Insurance Composite is a market value weighted composite of the S&P Multi-Line and S&P Property-Casualty indices.

  * Assumes $100 invested on the last day of December 1989. Dividends are reinvested at the frequency with which they are paid. The Company's interest in Dean Witter, Discover & Co. was distributed to shareholders as a special dividend payable on June 30, 1993. The above graph accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

 ** Sears cumulative total return ranks in the top 24% of all companies in the S&P 500 Index for the 5 year period.

The components of the Insurance Composite line have been weighted in accordance with the respective aggregate market capitalizations of the companies in each index as of the beginning of each annual period shown on the graph, as indicated below:

INSURANCE COMPOSITE WEIGHTING

                          1990      1991       1992      1993      1994

S&P Multi-Line            65.9%      63.1%     61.7%      62.0%     60.3%
S&P Property-Casualty     34.1%      36.9%     38.3%      38.0%     39.7%
Total                    100.0%     100.0%    100.0%     100.0%    100.0%

COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURN
December 1991 through December 1994
Sears vs. Published and Composite Indices

[3 Year Total Graph]
                          1991      1992       1993      1994

Sears*                    $100      $126       $196      $176
S&P 500                   $100      $108       $118      $120
S&P Retail                $100      $118       $113      $103
Insurance Composite       $100      $115       $123      $128

Note: Insurance Composite is a market value weighted composite of the S&P Multi-Line and S&P Property-Casualty indices.

The above three-year graph has been constructed in a manner similar to the five-year graph above, except that the measurement point is December 31, 1991.

 * Sears cumulative total return ranks in the top 15% of all companies in the S&P 500 Index for the 3 year period.

Item 2: Approval of Auditors

Item 2 is the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors for 1995, which is being presented to shareholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to appropriate questions and may make a statement if they so desire.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1995, AS PROPOSED IN ITEM 2.

Compensation Committee Interlocks and Insider Participation

At various times during 1994, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: James W. Cozad, William E. LaMothe, Michael A. Miles, Clarence B. Rogers, Jr., Donald H. Rumsfeld and Edgar B. Stern, Jr. There were no interlocks with other companies within the meaning of the SEC's proxy rules during 1994.

Item 3: Shareholder Proposals

High-performance Workplace

The following proposal (3(a)) was submitted by the Amalgamated Clothing and Textile Workers Union, 1808 Swann Street, N.W., Washington, D.C. 20009.

Shareholder Proposal

BE IT RESOLVED: That the Board of Directors commit our company to the goal of creating a high-performance workplace based on the policies of workplace democracy and meaningful worker participation, and prepare a report at reasonable expense identifying the extent to which the Company is implementing and/or plans to implement a high-performance workplace based on those policies, using the criteria set out in the U.S. Department of Labor's (the ``Labor Department'') 1994 report, Road to High-Performance Workplaces (the ``1994 Report'').

Shareholder's Supporting Statement

National attention has focused recently on the future competitiveness of U.S. corporations. The reorganization of the American workplace is increasingly seen as central to preparing companies to meet the challenges of the global marketplace in the 21st century. We believe our company should follow the example of U.S. companies that have already instituted high-performance workplace policies.

In a 1993 report entitled High-Performance Workplace Practices and Firm Performance, the Labor Department found that high-performance work practices are positively related to both productivity and long-term financial performance, and that innovative workplace practices may be crucial to the future competitiveness of American industry. In its 1994 Report, the Labor Department published a detailed checklist of work practices it identified as ``high-performance workplace practices.'' The practices included direct employee involvement in corporate decision-making, employee training, compensation linked to performance, employment security, and a supportive work environment.

The Labor Department's promotion of the high-performance workplace reflects wide recognition of the significance of new workplace organization and the economic value of high-performance work practices. It also underscores the fact that the U.S. government believes that the future acceptance of such practices will have far-reaching implications for all Americans in the years to come.

Over the last eighteen months, the Department of Commerce and the Labor Department have sponsored a blue-ribbon commission on the Future of Labor-Management Relations which is now preparing legislative proposals designed to facilitate the high-performance workplace.

A number of studies have concluded high-performance workplace organizations are more often successful at unionized facilities in terms of implementation, survivability and increased profitability. The Commission on the Future of Labor-Management Relations praised the economic benefits of high-performance workplace practices, and stated in its fact-finding report with regard to employee participation programs: ``Those in unionized settings in which the union is involved as a joint partner with management are particularly likely to survive.'' One study pointed out that high-performance practices appear to be more prevalent at union facilities because unions provide an agent for productivity bargaining and job protections as well as a voice for employees.

The Labor Department has urged investors to examine companies' workplace practices in their investments. One of the largest U.S. public pension funds announced it would evaluate companies for high-performance workplace practices.

The workplace is where corporate America is reinvigorating itself with positive results, and our company should not be left behind. Vote ``YES'' to encourage our company to take on this important issue.

The Company's Statement in Opposition

The Board of Directors recommends that shareholders vote Against this proposal.

The Board of Directors supports the general concept of a high-performance workplace, and the Company has already implemented many programs designed to achieve that goal. It is inadvisable, however, to commit the Company to the particular program advocated by this proposal, for several reasons.

The criteria to achieve a high-performance workplace should be carefully developed by the Company in the context of its particular businesses and the needs and performance expectations of its employees and other constituents. The execution of a high-performance concept needs to be tailored to competitive practices in the different segments in which we compete. Universal solutions rarely work well in a large complex organization such as Sears.

In addition, the Company's public commitment to a general program affecting all its employees could lead to confusion and unnecessary anxiety about unspecified changes that will affect their jobs. Changes in workplace policies should be carefully crafted and thoroughly communicated to our employees, rather than have them read a general, prospective review of future changes without fully understanding the impact it will have on them as individuals.

Finally, management considers our high-performance management practices to be proprietary information. A company's people management practices can create a unique competitive advantage. We believe that sharing such information publicly, particularly if our competitors are not doing likewise, is not in the best interest of our shareholders.

As indicated, the Company is studying the goal of high-performance workplace, and has already put in place many initiatives to serve that goal. But the Board of Directors believes that a shareholder vote seeking to commit the Company to a sweeping program would not be in the interests of the Company or its shareholders or employees.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Classified Board

The following proposal (3(b)) was submitted by John J. Gilbert and Margaret
R. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043 and Martin Glotzer, 7061 N. Kedzie Avenue, Apt. 301, Chicago, IL 60645.

Shareholder Proposal

RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

Shareholders' Supporting Statement

Continued very strong support along the lines we suggest were shown at the last annual meeting when 45%*, a large increase over the previous year, 13,888* registered owners of 112,787,968* shares, were cast in favor of this proposal. The vote against included 36,522,276* unmarked proxies. (*Management is requested to insert the correct figures.)

Last year ARCO, to its credit voluntarily ended theirs, stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct, Campbell Soup and others.

Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

*Figures inserted by the Company.

The Company's Statement in Opposition

The Board of Directors recommends that shareholders vote Against this proposal.

At the 1988 annual meeting, the shareholders voted to amend Article 5 of the Company's certificate of incorporation (``Certificate'') to provide, among other things, for a Board of Directors divided into three classes, serving staggered three year terms. The Board stated in the proxy statement relating to that meeting its belief that the success of the Company in producing long-term shareholder value, as reflected in dividend growth and capital appreciation, requires long-term and strategic planning, extensive capital commitments and careful and consistent application of financial and other resources. The Board further stated its belief that a classified board would help to ensure that a majority of the Board at any given time would have prior experience as directors of the Company. In the opinion of the Board, the above reasons continue to be valid and the classified board remains in the best interests of the shareholders.

Under New York law, the amendment to Article 5 contemplated by the proposal must first be approved by the Board of Directors and then submitted to shareholders for a vote. The Company's Board of Directors, however, has not approved the requested action and is opposed to such an amendment. A vote in favor of the proposal is only an advisory recommendation to the Board of Directors that it recommend to the shareholders the amendment of Article 5 to eliminate the classified board. Further, since Article 5 of the Certificate provides that the Article may not be altered or repealed except by an affirmative vote of 75% of the shares entitled to vote, such a vote would be required to amend the Article to eliminate the classified board. The proposal itself, however, requires for adoption only an affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares represented in person or by proxy.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Submit Incentive Compensation Performance
Measures for Annual Shareholder Vote

The following proposal (3(c)) was submitted by Arthur J. Benjamin, 3657 French Avenue, St. Louis, MO 63116.

Shareholder Proposal

RESOLVED: That the shareholders urge that the Board of Directors submit the compensation performance goals for the top five executives for shareholder ratification, on an annual basis.

Shareholder's Supporting Statement

Companies can deduct employee wages as an expense for tax purposes with one notable exception: wages of more than $1 million paid to the top five executives can't be deducted unless shareholders approve performance standards by which these higher salaries are paid.

This tax rule became law in 1994. Congress' intent in passing this law was to bring under some control the excesses in executive compensation in recent years.

Whether or not a shareholder believes Sears executives are fairly paid, the company will lose an important tax deduction should it fail to call for a vote on the performance criteria.

The tax law requires a vote every five years to qualify for the tax deduction. We think an annual vote is important. This gives management a chance to refine the goals as needed to respond to quickly changing market forces. This proposal preserves the necessary flexibility in compensation policies. The top executives of the company can still be paid over $1 million, but only with stockholder approval. This resolution simply prevents management from burdening shareholders with the greater expense of having to pay taxes on these executive salaries as well as paying the salaries themselves.

Responsible decisions about salary are an essential element in responsible management of the company.

For these reasons, I urge shareholders to vote FOR this resolution.

The Company's Statement in Opposition

The Board of Directors recommends that shareholders vote Against this proposal for the following reasons:

(bullet) Federal tax law requires that, every five years, shareholders must approve material terms of performance goals related to executive compensation, in order to deduct certain compensation to an executive officer over $1 million per year. The proposal would require shareholder approval every year. This is an unnecessary administrative burden that goes far beyond legal requirements.

(bullet) The proponent argues that annual shareholder approval would give ``management a chance to refine the goals as needed to respond to quickly changing market forces''. Last year our shareholders approved broad-based elements of performance goals, which allow ample flexibility in responding to market changes. Accordingly, annual shareholder approval is not necessary to permit a flexible response. If the Company decides that a change is needed in the material terms of performance goals, then it will seek shareholder approval.

(bullet) The proponent also says that the proposal ``prevents management from burdening shareholders with the greater expense of having to pay taxes on these executive salaries as well as paying the salaries themselves''. This is incorrect. The Company intends and expects to make executive compensation deductible whenever feasible. That is why the Company requested and received shareholder approval for performance goals last year, in compliance with tax law regarding deductibility.

In summary, the Board believes that the basic objectives of the proposal are already being accomplished, and an annual vote would simply add an unnecessary administrative process.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The number of voting shares held by any of the above proponents will be furnished promptly upon written request.

Proposals which shareholders intend to present at the 1996 annual meeting of shareholders (other than those submitted for inclusion in the proxy material pursuant to Rule 14a-8 of the Proxy Rules of the Securities and Exchange Commission) must be received by the Company no earlier than February 11, 1996 and no later than March 11, 1996 to be presented at the meeting. Proposals must be received by November 23, 1995, to be eligible for inclusion in the proxy material for that meeting.

Certain Transactions

The Northern Trust Company (``Northern Trust''), parent company of The Northern Trust Company of New York, Trustee of the Profit Sharing Fund, maintains ongoing banking relationships, including credit lines, with the Company and various of its subsidiaries, in addition to performing services for the Profit Sharing Trust and the ESOP Trust. In 1994, revenues received by Northern Trust for loan transactions, cash management activities, custodian, securities lending and other services for all such entities were approximately $2.7 million.

Other Matters

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. D. F. King & Co., Inc. will assist in the distribution of proxy solicitation materials, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $25,000, plus out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities. The Company will pay the cost of all proxy solicitation.


                                                                 Appendix A

                         EXCERPTS FROM BY-LAWS OF
                           SEARS, ROEBUCK AND CO.
                                 ARTICLE I
                         MEETINGS OF SHAREHOLDERS

Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the ``Exchange Act'') (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

For purposes of this By-Law, ``public announcement'' shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected
(a) pursuant to the Company's notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by the third paragraph of Section 2 of Article I of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                ARTICLE III
                                COMMITTEES

Section 1. Creation and Organization. The Board of Directors, at its annual meeting, or any adjournment thereof, shall, or at any other meeting may, elect from among its members, by the vote of a majority of its members, an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee, a Nominating Committee and a Public Issues Committee, which shall be the standing committees of the Board of Directors, and such other committees as shall be determined by the Board of Directors. The Board of Directors also shall designate the chairman of each such committee.

The Secretary of the Company shall act as secretary of each committee meeting, or in the Secretary's absence, an Assistant Secretary shall act as secretary thereof, or in the absence of an Assistant Secretary, any person as may be designated by the chairman of the committee shall act as secretary of the meeting and keep the minutes of such meeting.

The Board of Directors, by the vote of a majority of its members, may remove the chairman or any member of any committee, and may fill from among the directors vacancies in any committee caused by the death, resignation, or removal of any person elected thereto.

Each committee may determine its own rules of procedure, consistent with these By-Laws. Meetings of any committee may be called upon direction of the Chairman of the Board of Directors, the President, or the chairman of the committee. Notice of each meeting shall be given to each member of the committee, by personal delivery, telephone, telegram, facsimile transmission, or regular or express mail addressed to the member at his or her usual business address, or to the address where the member is known to be, at least three days (excluding Saturdays, Sundays, and holidays) prior to the meeting in case of notice by regular mail, and at least three hours prior to the meeting in case of notice by personal delivery, express mail, telephone, telegram, or facsimile transmission. All notices which are given by regular mail shall be deemed to have been given when deposited in the United States mail, postage prepaid. Notice of meetings of any committee may be waived by any member of the committee. At meetings of each committee, the presence of a majority of such committee shall be necessary to constitute a quorum for the transaction of business, and, if a quorum is present at any meeting, the action taken by a majority of the members present shall be the act of the committee. Each committee shall keep a record of its acts and proceedings, and all action shall be reported to the Board of Directors at the next meeting of the Board of Directors following such action. Each committee shall annually consider whether amendments to the section of Article III of these By-Laws relating to the composition and function of such committee appear to be in the best interests of the Company. Each committee shall report on such recommendations to the Board of Directors at its first regular meeting each year and each committee except the Nominating Committee shall report on such recommendations to the Nominating Committee annually no later than October.

Section 2. Executive Committee. The Executive Committee shall consist of the Chairman of the Board of Directors and of such number of other directors, a majority of whom shall not be officers or employees of the Company or its affiliates, not less than four, as shall from time to time be prescribed by the Board of Directors.

The Executive Committee, unless otherwise provided by resolution of the Board of Directors, shall between meetings of the Board of Directors have all the powers of the Board of Directors and may perform all of the duties thereof, except that the Executive Committee shall have no authority as to the following matters: (i) submission to shareholders of any action that requires shareholders' authorization under the New York Business Corporation Law; (ii) compensation of directors; (iii) amendment or repeal of these By-Laws or the adoption of new By-Laws; (iv) amendment or repeal of any resolution of the Board of Directors that by its terms may not be so amended or repealed; (v) action in respect of dividends to shareholders;
(vi) election of officers, directors or members of committees of the Board of Directors. Any action taken by the Executive Committee shall be subject to revision or alteration by the Board of Directors, provided that rights or acts of third parties vested or taken in reliance on such action prior to their receipt of written notice of any such revision or alteration shall not be adversely affected by such revision or alteration.

Section 3. Audit Committee. The Audit Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors.

The Audit Committee shall review, with management, the Company's independent public accountants and its internal auditors, upon completion of the audit, the annual financial statements of the Company, the independent public accountants' report thereon, the other relevant financial information to be included in the Company's Annual Report on Form 10-K and its annual report to shareholders. After such review, the Committee shall report thereon to the Board of Directors.

The Audit Committee shall: (1) review recommendations made by the Company's independent public accountants and internal auditors to the Audit Committee or the Board of Directors with respect to the accounting methods and the system of internal control used by the Company, and shall advise the Board of Directors with respect thereto; (2) examine and make recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants and internal auditors; (3) review reports from the Company's independent public accountants and internal auditors concerning compliance by management with governmental laws and regulations and with the Company's policies relating to ethics, conflicts of interest, perquisites and use of corporate assets.

The Audit Committee shall meet with the Company's independent public accountants and/or internal auditors without management present whenever the Audit Committee shall deem it appropriate. The Committee shall review with the General Counsel of the Company the status of legal matters that may have a material impact on the Company's financial statements.

The Audit Committee shall each year make a recommendation, based on a review of qualifications, to the Board of Directors for the appointment of independent public accountants to audit the financial statements of the Company and to perform such other duties as the Board of Directors may from time to time prescribe. As part of such review of qualifications, the Audit Committee shall consider management's plans for engaging the independent public accountants for management advisory services to determine whether such services could impair the public accountants' independence.

The Audit Committee shall have the power to conduct or authorize special projects or investigations which the Committee considers necessary to discharge its duties and responsibilities. It shall have the power to retain independent outside counsel, accountants or others to assist it in the conduct of any investigations and may utilize the Company's General Counsel and internal auditors for such purpose.

Section 4. Compensation Committee. The Compensation Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors. As authorized by the Board of Directors, the Compensation Committee shall make recommendations to the Board of Directors with respect to the compensation of directors and the administration of the salaries, bonuses, and other compensation to be paid to the officers of the Company, including the terms and conditions of their employment, shall review the compensation of the Chief Executive Officer, and shall administer all stock option and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect remuneration.

Section 5. Finance Committee. The Finance Committee shall consist of such number of directors, a majority of whom shall not be employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors.

The Finance Committee shall review the financial affairs, policies, practices and condition of the Company, its subsidiaries, and related employee benefit plans, as appropriate. The Committee shall, on its own initiative or upon referral from the Board of Directors, investigate, analyze and consider the current and future financial practices of the Company, its subsidiaries, and related employee benefit plans, except to the extent within the authority of another committee of the Board of Directors, and report and make such recommendations to the Board of Directors as deemed appropriate.

From time to time, the Committee shall review areas including but not limited to the following: Dividend policy and total shareholder return; financing plans; capital allocation, structure, and markets access; asset/liability management; and the design, funding and investment policies of employee benefit plans.

Section 6. Nominating Committee. The Nominating Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors.

The Nominating Committee shall review and recommend to the Board of Directors prior to the annual shareholders' meeting each year: (a) the appropriate size and composition of the Board of Directors; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders' meeting; and (e) nominees:
(i) for election to the Board of Directors for whom the Company should solicit proxies; (ii) to serve as proxies in connection with the annual shareholders' meeting; (iii) for election to all committees of the Board of Directors; and (iv) for election or approval as Corporate Officers and Chairmen and Chief Executive Officers and at least five others of the most senior officers of each of the Company's Business Groups.

The Nominating Committee shall annually assess the performance of the Board and review the management organization of the Company and succession plans for the Chairmen and Chief Executive Officers of the Company and its Business Groups, including consultation with the Chairman of the Board of Directors regarding the persons he or she considers qualified to fill any vacancy that may occur in such positions. In the event of any such vacancy, the Nominating Committee shall recommend to the Board of Directors a nominee to fill such vacancy.

Section 7. Public Issues Committee. The Public Issues Committee shall consist of such number of directors, not less than three, as shall from time to time be prescribed by the Board of Directors. A majority of the members shall not be officers or employees of the Company or any of its affiliates.

The Public Issues Committee shall concern itself with current problems and future trends in respect to public issues that may affect the Company and shall review and discuss such issues with the appropriate representatives of management of the Company and provide guidance as to the Company's policies and positions with respect thereto.